Exhibit 99.1

FINISH LINE REPORTS THIRD QUARTER EARNINGS

INDIANAPOLIS— December 21, 2005—Alan H. Cohen, Chief Executive Officer of The Finish Line, Inc. (NASDAQ:FINL) announced earnings for the third quarter representing the thirteen weeks ended November 26, 2005.

THIRD QUARTER RESULTS:

Net income for the thirteen weeks ended November 26, 2005 (the “third quarter” or “Q3”) was $845,000 ($.02 per diluted share) a decrease of 62% versus net income of $2.2 million ($.04 per diluted share) for the thirteen weeks last year ended November 27, 2004 (“Q3 LY”). Diluted weighted average shares outstanding were 49,058,000 for Q3 versus 49,361,000 shares outstanding for Q3 LY.

Consolidated net sales increased 16% (sixteen percent) to $274.0 million for Q3 compared to $235.3 million reported for Q3 LY. Comparable store net sales increased 4% (four percent) for Q3 on top of an increase of 8% (eight percent) reported for Q3 LY.

Mr. Cohen stated, “For the quarter, our sales exceeded plan with improved product margins. Our diluted income per share of $.02 is within the range of $.01- $.03 we announced in our third quarter sales release. During the quarter, we continued to make important investments in our infrastructure as we prepare to accelerate store openings for Man Alive and launch Paiva, our new women’s concept, with the first store scheduled to open in April of next year.”

YEAR-TO-DATE RESULTS:

Net income for the thirty-nine weeks ended November 26, 2005 (“YTD”) was $32.5 million ($.65 per diluted share) a decrease of 2% versus net income of $33.1 million ($.67 per diluted share) for the thirty-nine weeks last year ended November 27, 2004 (“YTD LY”). Diluted weighted average shares outstanding were 49,605,000 for YTD versus 49,302,000 shares outstanding for YTD LY.

Consolidated net sales increased 13% (thirteen percent) to $906.8 million YTD compared to $805.4 million for YTD LY. Comparable store net sales increased 1% (one percent) YTD on top of a 9% (nine percent) increase reported for YTD LY.

Merchandise inventories on a consolidated basis (including Man Alive) were $311.5 million at November 26, 2005. Finish Line store merchandise inventories were $301.6 million compared to $263.7 million at November 27, 2004. On a per square foot basis, Finish Line store merchandise inventories increased 4.6% compared to one year ago and are on plan.

The Company operated 658 Finish Line stores at November 26, 2005, an increase of 11% over the 592 stores operated one year ago. For the quarter, Finish Line opened 20 new stores, remodeled 6 existing stores and closed one store with retail square footage increasing 9% to 3,707,000 at November 26, 2005 versus 3,389,000 at November 27, 2004.

The Company opened 11 new Man Alive stores during the third quarter and plans for two additional store openings in Q4. As of November 26, 2005, Man Alive operated 49 stores totaling 149,000 square feet.

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Thursday, December 22nd. Interested parties may participate in the call by calling 1-706-634-5566 (Conference ID# is 2970204). Those interested in listening to the call on the web can do so at www.finishline.com.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 2970204). This replay will be available commencing at approximately 9:45 ET on Thursday, December 22nd and will remain available through December 23rd. In addition, the replay will be available on the web at www.finishline.com.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 659 Finish Line stores in 48 states and online. In addition, the Company also operates 51 Man Alive stores in 13 states. To learn more about The Finish Line, visit www.finishline.com and to learn more about Man Alive visit www.manalive.com.

The Finish Line, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share and store data)

	Thirteen Weeks Ended November 26, 2005	Thirteen Weeks Ended November 27, 2004	Thirty-nine Weeks Ended November 26, 2005	Thirty-nine Weeks Ended November 27, 2004
		As Restated		As Restated
Net sales	$273,980	$235,253	$906,820	$805,381
Cost of sales (including occupancy expenses)	196,432	169,305	627,474	555,987

Gross profit	77,548	65,948	279,346	249,394
Selling, general, and administrative expenses	76,540	63,058	228,794	197,201
Interest income(net)	345	255	1,406	713

Income before income taxes	1,353	3,145	51,958	52,906
Income taxes	508	927	19,485	19,840

Net income	$845	$2,218	$32,473	$33,066

Diluted weighted average shares outstanding	49,058	49,361	49,605	49,302

Diluted net income per share	$0.02	$0.04	$0.65	$0.67

Dividends declared per share	$0.025	$0.025	$0.075	$0.050

Number of stores open at end of period:
Finish Line			658	592
Man Alive			49	—

Condensed Consolidated Balance Sheet

	November 26, 2005	As Restated November 27, 2004	February 26, 2005
	(Unaudited)	(Unaudited)
ASSETS
Cash, cash equivalents and marketable securities	$39,339	$49,492	$113,166
Merchandise inventories, net	311,453	263,693	241,242
Other current assets	27,198	22,762	17,392
Property and equipment, net	215,063	178,048	188,298
Other assets	15,067	3,428	14,921

Total assets	$608,120	$517,423	$575,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$152,259	$112,422	$137,016
Deferred credits from landlords	56,216	50,532	50,532
Other long-term liabilities	—	—	1,500
Shareholders’ equity	399,645	354,469	385,971

Total liabilities and shareholders’ equity	$608,120	$517,423	$575,019

CONTACT:

The Finish Line, Inc., Indianapolis

Kevin S. Wampler, 317 / 899-1022 ext 6914

Executive Vice President - Chief Financial Officer

Media Requests Contact:

Elise Hasbrook, 317 / 899-1022 ext 6827

Corporate Communications Manager